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                                     EXHIBIT 21.1

                             SUBSIDIARIES OF THE COMPANY

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SUBSIDIARY                                        STATE OF INCORPORATION
----------                                        ----------------------
West Suburban Bank                                Illinois

West Suburban Insurance Services, Inc.            Illinois

WSUB Inc.                                         Illinois

Melrose Holdings, Inc.                            Illinois

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